Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Jersey Central Power & Light Company of our report dated February 27, 2006 relating to the financial statements, which appears in the Jersey Central Power & Light Company’s 2005 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated February 27, 2006 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Cleveland, Ohio

September 25, 2006